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                                                                    Exhibit 23.2



              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 7, 1999 and March 20, 1998, except for Note 9 as to which the date is May 7, 1998 with respect to the financial statements of Communication Resources Incorporated and Communication Resources Inc. L.P. and Subsidiaries (A Limited Partnership), respectively, included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-38476) and related Prospectus of Viasource Communications, Inc. for the registration of 12,650,000 shares of its common stock.


                                                         /s/ Ernst & Young LLP
Miami, Florida
July 6, 2000